Exhibit 99.1

For more information, contact:

Deborah Reinert	Linda Capcara
Omnicell, Inc.	LVA Communications
(650) 251-6403	(480) 229-7090
deborahr@omnicell.com	linda@lva.com

OMNICELL TO RELOCATE MOBILE CART MANUFACTURING
TO LIVERMORE, CA

Mountain View, Calif., – May 13, 2008 – Omnicell, Inc. (NASDAQ:OMCL) a leading provider of system solutions to acute healthcare facilities, today announced plans to relocate its mobile cart manufacturing from Elgin, S.C. to its existing Livermore, Calif. facility.

The consolidation of mobile cart manufacturing services in near proximity to other Omnicell manufacturing and development resources supports the strategy to integrate medication management system technology with mobile cart technology.

Omnicell completed its acquisition of the Elgin-based, Rioux Vision mobile cart business in December 2007. With the addition of mobile cart technology, Omnicell is positioned to deliver a closed-loop medication management, administration and dispensing system that greatly reduces the risk of medication errors and allows Omnicell hospital customers to boost staff efficiency and advance patient safety.  Recently, Omnicell introduced its SafetyMed® system, the first bedside point-of-care software integrated with a smart mobile cart.

Omnicell expects to incur one time charges of approximately $1.1 million associated with the move, of which approximately $0.3 million is expected to be recorded in the quarter ending June 30, 2008, and the remainder is expected to be recorded in the quarter ending September 30, 2008.  Approximately 40 positions at the Elgin S.C. facility will be affected by the move.  Omnicell expects on-going operational savings from the consolidation of approximately $1.3 million annually.

Forward Looking Statements

To the extent any statements contained in this press release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement.  Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the effect of the consolidation on Omnicell’s financial results, Omnicell’s ability to successfully relocate and integrate, within the expense estimates used, the manufacturing processes or employees into Omnicell’s existing processes, and to realize the intended savings resulting from such consolidation.  Prospective investors are cautioned not to place undue reliance on forward-looking statements.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from complete automation systems for the central pharmacy to nursing unit and bedside dispensing cabinet systems. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Our supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, cath lab and operating room. For more information, visit www.omnicell.com.